                                           4

Consolidated Condensed Statements of Current and Retained Earnings
Lowe's Companies, Inc. and Subsidiary Companies
In Thousands, Except Per Share Data

                                                     Three months ended
                                        April 30, 1994          April 30, 1993
Current Earnings                       Amount   Percent       Amount  Percent

Net sales                               1397008  100.00        992112  100.00

Cost of sales                           1060300   75.90        757945   76.40

Gross margin                             336708   24.10        234167   23.60

Expenses:

Selling, general and administrative      206214   14.75        156662   15.78

Store opening costs                        7392    0.53          2929    0.30

Depreciation                              23989    1.72         18687    1.88

Employee retirement plans                 11110    0.80          8806    0.89

Interest                                   8383    0.60          3825    0.39




Total expenses                           257088   18.40        190909   19.24

Pre-tax earnings                          79620    5.70         43258    4.36

Income tax provision                      27867    2.00         13810    1.39

Net earnings                              51753    3.70         29448    2.97

Shares outstanding (weighted average)    148212                146596

Earnings per common & common
  equivalent share                         0.35                  0.20

Earnings per common share -
  assuming full dilution                   0.34                  0.20

Retained earnings

Balance at beginning of period           596764                489033
Net earnings                              51753                 29448
Cash dividends                           (5,930)               (5,859)
Stock split                                   0                  (130)
Balance at end of period                 642587                512492










See accompanying notes to consolidated condensed financial statements.
